                                                                    EXHIBIT 23.7


                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of World Access, Inc. and subsidiaries for the registration of $300,000,000 13.25% Senior Notes due 2008 and $15,000,000 of its common stock and to the incorporation by reference therein of our report dated November 4, 1998, with respect to the consolidated financial statements and schedule of Telco Systems, Inc. for the year ended August 30, 1998 included in World Access, Inc.'s Registration Statement on Form S-4 dated November 10, 1998, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

Boston, Massachusetts
October 20, 1999